Exhibit 10.17

CUSIP # 550550 AC1

ISIN # US550550AC12

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THE SECURITIES OR WITHOUT AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR THAT SUCH TRANSFER IS PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION UNDER THE ACT.

THIS SENIOR NOTE IS NOT SECURED AND IS NOT A SAVINGS OR DEPOSIT ACCOUNT, IS NOT GUARANTEED BY ANY BANK, AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE DEPOSIT INSURANCE FUND, OR ANY OTHER GOVERNMENTAL OR PRIVATE AGENCY.

LUTHER BURBANK CORPORATION

SENIOR NOTE

$	September 29, 2014
Santa Rosa, California

FOR VALUE RECEIVED, the undersigned, Luther Burbank Corporation, a California corporation (the “Company”), hereby promises to pay to                                     (the “Holder”) or its registered assigns the principal sum of                  dollars ($                ), or such amount as shall then equal the outstanding principal sum hereof, together with accrued interest on the unpaid principal at the rate set forth in Section 3 hereof (the “Senior Note”).  This Senior Note is issued pursuant to that certain Senior Note Purchase Agreement dated September 29, 2014 by and between the Company and each Purchaser listed on Schedule I attached thereto (the “Purchase Agreement”).  All capitalized terms not otherwise defined herein shall have the meaning assigned to it in the Purchase Agreement.

1.                                      Maturity.  The unpaid principal balance hereof, together with all unpaid interest accrued thereon, is due and payable on September 30, 2024 (the “Maturity Date”).  If the Maturity Date falls on a day that is not a Business Day, payment of the outstanding principal must be made on the next succeeding Business Day and such extension of time will be included in computing any interest in respect of such payment.

2.                                      Interest.  The Company promises to pay interest on the outstanding principal amount of this Senior Note at six and a half percent (6.5%) per annum until the Maturity Date. The Company shall pay interest quarterly on March 30, June 30, September 30 and December 30 of each year beginning December 30, 2014 (if any such day is not a Business Day, on the next succeeding Business Day) until payment of the principal sum has been made in full.  Interest will be computed on the basis of a 360-day year of twelve 30-day months and interest for any partial period shall be computed on the basis of a 360-day year of twelve 30-day months and the number of days elapsed in any partial month.

3.                                      Voluntary Redemption.  This Senior Note shall be redeemable in whole or in part, at the Company’s option, at any time or from time to time:

(a)                                 prior to August 31, 2024 (thirty (30) days prior to the maturity date of the Senior Notes), at a redemption price equal to the greater of (i) one hundred percent (100%) of the principal amount of the Senior Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (defined below) plus 30 basis points, plus in each case accrued and unpaid interest thereon to, but excluding, the Redemption Date; or

(b)                                 on or after August 31, 2024 (thirty (30) days prior to the maturity date of the Senior Notes), at a redemption price equal to one hundred percent (100%) of the principal amount of the Senior Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

(c)                                  In the event the Company exercises its right under this Section 3, the Company will mail notice of redemption to the Holders not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date and shall redeem the Senior Note ratably with all other holders of the Senior Notes issued pursuant to the Purchase Agreement.  Interest shall cease to accrue on the Senior Note or portion of the Senior Note called for redemption on and after the Redemption Date and Borrower shall pay accrued and unpaid interest on the principal amount of the Senior Notes being redeemed to, but not including, the Redemption Date

(d)                                 For purposes of this Section 3, the following definitions apply:

i.                                          “Treasury Rate” means, with respect to any Redemption Date for the Senior Notes, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

ii.                                       “Comparable Treasury Issue” means the United States Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Senior Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Senior Notes.

iii.                                    “Comparable Treasury Price” means, with respect to any Redemption Date for the Senior Notes, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer

Quotations, or (B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

iv.                                   “Independent Investment Banker” means an independent investment banker appointed by the Company.

v.                                      “Reference Treasury Dealer” means U.S.  governmental securities dealer(s) selected by the Company.

vi.                                   “Reference Treasury Dealer Quotations” means, with respect to the Reference Treasury Dealer and any Redemption Date for the Senior Notes, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such Redemption Date.

4.                                      Unsecured Obligation.  This Senior Note is an unsecured obligation of the Company.

5.                                      Events of Default.  Any of the following events shall be an “Event of Default”:

(a)                                 the Company defaults in the payment of any installment of interest upon any of the Senior Notes issued pursuant to the Purchase Agreement as and when the same shall become due and payable, and such default continues for a period of thirty (30) days;

(b)                                 the Company defaults in the payment of all or any part of the principal of any of the Senior Notes as and when the same shall become due and payable at maturity, by declaration of acceleration or otherwise;

(c)                                  the Company fails to perform any other covenant or agreement on the part of the Company contained in the Senior Notes or in the Purchase Agreement and such failure continues for a period of ninety (90) days after the date on which notice specifying such failure, stating that such notice is a “Notice of Default” and demanding that the Company remedy the same, shall have been given to the Company by the Holders of at least twenty five percent (25%) in aggregate principal amount of the Senior Notes at the time outstanding;

(d)                                 the institution by the Company or Bank of proceedings to be adjudicated as bankrupt or insolvent, or the consent by the Company or Bank to institution of bankruptcy or insolvency proceedings against it, or the filing by the Company or Bank of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official for the Company or Bank, or of any substantial part of the Company’s or Bank’s property, or the making by Company or Bank of an assignment for the benefit of creditors, or the taking of corporate action by the Company or Bank in furtherance of any such action;

(e)                                  if within sixty (60) days after the commencement of an action against the Company or Bank (and service of process in connection therewith on the Company or Bank) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or Bank or all orders or proceedings thereunder affecting the operations or the business of the Company or Bank stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company or Bank of any trustee, receiver or liquidator of the Company or Bank, or of all or any substantial part of the properties of the Company or Bank, such appointment shall not have been vacated; or

(f)                                   the Company or Bank shall default under any bond, debenture, note or other Indebtedness for money borrowed by the Company or Bank having an aggregate principal amount outstanding of at least Ten Million Dollars ($10,000,000), or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or Bank having an aggregate principal amount outstanding of at least Ten Million Dollars ($10,000,000), whether such Indebtedness now exists or is created or incurred in the future, which default (i) constitutes a failure to pay any portion of the principal of such Indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such Indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such Indebtedness having been discharged or, in the case of clause (ii), without such Indebtedness having been discharged or such acceleration having been rescinded or annulled within thirty (30) days of such acceleration.  As used herein, “Indebtedness” shall not include any transaction (including an agreement with respect thereto) that is an interest rate swap, interest rate option, equity or equity index swap, equity or equity index option, bond or bond index swap, bond or bond index option, or similar transaction, or any combination thereof, entered into by the Bank in the ordinary course of its business.

If an Event of Default with respect to the Senior Notes occurs and is continuing, the holders of not less than twenty-five percent (25%) in aggregate principal amount of the outstanding Senior Notes may, by a notice in writing to the Company, declare the principal thereof, premium, if any, and all unpaid interest thereon to be due and payable immediately (other than an event of default arising from specified events in bankruptcy, insolvency or reorganization with respect to the Company, in which case the principal of the Senior Notes, premium, if any, and all unpaid interest thereon shall be immediately due and payable without any declaration or other action on the part of any holder of the Senior Notes).

6.                                      Transferability.  This Senior Note may not be transferred in violation of any restrictive legend set forth hereon.  Each new note issued upon transfer of this Senior Note shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the applicable securities laws, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance therewith.  The Company may issue stop transfer instructions in connection with such restrictions.  Prior to presentation of this Senior Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Senior Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatever, whether or not this Senior Note shall be overdue and the Company shall not be affected by notice to the contrary.

7.                                      Denominations.  The Senior Notes are issuable only as fully registered notes without interest coupons in minimum denominations of $2,000 or any amount in excess thereof which is an integral multiple of $1,000.  Senior Notes shall be transferred only in authorized denominations and in a minimum amount of One Hundred Thousand Dollars ($100,000)

8.                                      Amendment and Waiver.  The terms contained herein may only be amended or waived as set forth in Section 8.3 of the Purchase Agreement.

9.                                      Severability.  The unenforceability or invalidity of any provision of this Senior Note shall not affect the enforceability or validity of the remainder of such provision or any other provision herein and the invalidity or unenforceability of any provision of this Senior Note as to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

10.                               Governing Laws.  This Senior Note shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to principles of conflict of laws.

11.                               Order of Payments; Pari Passu. Any payments made under this Senior Note shall be applied first against the reasonable costs and expenses, if any, of Holder hereunder; then against interest due hereunder; and then against principal due hereunder. Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Senior Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Senior Notes.  In the event Holder receives payments in excess of its pro rata share of the Company’s payments to the holders of all of the Senior Notes, then Holder shall hold in trust all such excess payments for the benefit of the holders of the other Senior Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

[Signature Page Follows]

This Senior Note shall not be valid or become obligatory for any purpose until executed by or on behalf of the Company by manual signature.

IN WITNESS WHEREOF, the Company has caused this Senior Note to be issued as of the date first written above.

LUTHER BURBANK CORPORATION,
a California corporation

By:
Name:
Title: